Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Variable Series, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated February 24, 2016, with respect to the financial statements of Calvert VP SRI Balanced Portfolio and Calvert VP SRI Mid Cap Growth Portfolio, each a series of Calvert Variable Series, Inc., as of December 31, 2015, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and “Portfolio Holdings Disclosure” and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 26, 2016